EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
701 Fifth Avenue, Suite 7000, Seattle, WA  98104
Phone: 206-839-4800  Fax: 206-839-4801  www.graycary.com

April 27, 2004

Zones, Inc.
1102 15th Street SW, Suite 102
Auburn, Washington  98001

Ladies and Gentlemen:

As legal counsel for Zones, Inc., a Washington corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 600,000 shares of the Company's Common Stock (the "Common Stock") which may be issued pursuant to awards granted under the Zones, Inc. 2003 Equity Incentive Plan (the "2003 Equity Incentive Plan") and up to 175,000 shares of Common Stock which may be issued pursuant to awards granted under the Zones, Inc. 1999 Director Stock Option Plan (the "Director Plan," and together with the 2003 Equity Incentive Plan, the "Plans").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, and the federal law of the United States.

Based on such examination, we are of the opinion that the 600,000 shares of Common Stock which may be issued pursuant to awards granted under the 2003 Equity Incentive Plan and the 175,000 shares of Common Stock which may be issued pursuant to awards granted under the 1999 Director Plan are duly authorized shares of Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,


/s/
GRAY CARY WARE & FREIDENRICH LLP